PASW, INC.
 ANNOUNCES PROPOSED SALE OF STOCK BY MAJORITY
STOCKHOLDER
AND SIGNS LETTER OF INTENT

THOUSAND OAKS, CA ? February 14, 2001 ? PASW, Inc.
(NASDAQ: PASW) today announced Glenn P. Russell the majority stockholder and former Chairman of PASW has entered into a letter of intent to sell 2,500,000 of his 3,000,000 shares of PASW to a private company in Calgary, Alberta, Canada. The sale is conditional upon the completion of a proposed reverse takeover of PASW by Simmons Energy Services, Inc. ("SES"), Mr. Russell has agreed to vote his shares of PASW in favor of the proposed transaction with SES.

PASW also announces that it has entered into a letter of intent with SES providing for the proposed reverse takeover. Under the terms of the proposed transaction, PASW will issue up to 18,333,333 shares of its Common Stock to acquire SES. Immediately preceding the share exchange, PASW will consolidate its common shares on a one for three basis. The transaction requires the approval of the stockholders of PASW, SES and regulatory authorities and is subject to the completion of due diligence by both parties. SES is a privately held
Alberta corporation which has agreements to acquire international operations in contract land drilling, workover and related services for oil, gas, water, geothermal and geotechnical wells.

Prior to the effective date of the reverse takeover PASW will form a new subsidiary which will acquire the Company's
Alera Systems, Inc. and Network Research Corporation - Japan subsidiaries, its investment in Combio Corporation and certain other investment assets. The stock of the new subsidiary will be placed in trust for the benefit of PASW stockholders of record at a date to be set by the Board of Directors of the Company.

Commenting on the proposed transaction William Sliney, PASW
Chairman stated that he was extremely pleased that the transaction between PASW and SES afforded PASW stockholders an opportunity to increase stockholder value by being a part of a company involved in the important energy industry.

Walter Dawson, Chairman of Simmons stated that the combination with PASW would provide SES with access to the capital markets, which would enhance its capital plan of expansion in all areas of operations. SES's business plan contemplates acquisitions of additional available drilling and workover equipment and existing companies that complement SES's growth strategies.
The international operations being acquired by SES include thirty-five drilling and workover rigs in seven countries. The value of the assets acquired by SES is in excess of $US forty three million.

PASW also announced that Reg J. Greenslade has agreed to serve on the Board of Directors filling the vacancy created by the resignation of Dr. Reuben Sandler. Mr. Greenslade has been the President of Big Horn Resources, an oil and gas exploration company, since 1995. Prior to that Mr. Greenslade held senior positions with several intermediate and senior oil and gas corporations. He has been extensively involved in oilfield operations and is recognized for his work in the specialized field of horizontal well technology. Mr. Greenslade received his Bachelor of Science in Mechanical
Engineering with a minor in Industrial Management and Engineering from Montana State University. He is a member of the Association of Professional Engineers (APEGGA) and of the Canadian Institute of Mining, Metallurgy and Petroleum.

PASW, INC.

PASW, Inc., formerly Pacific Softworks, Inc., through its wholly owned subsidiary Alera Systems, Inc. has developed proprietary technology that allows conventional and state of the art industries to accumulate, tansmit/receive and manage data. PASW is headquartered in Thousand Oaks, California.

SIMMONS ENERGY SERVICES, INC.

Simmons Energy Services Inc. is a privately held Alberta corporation which is in the process of acquiring the international operations of Simmons Group Inc. and its affiliates (the "Acquisition"). Upon completion of the Acquisition, the business of SES will consist of contract land drilling, work over and related services for oil, natural gas, water, geothermal and geotechnical wells.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including but not limited to timely development, acceptance and pricing of new products, the impact of competitive products and pricing, the ability of PASW to implement its business plan, and other risk factors detailed in the company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

PASW, Inc.				William E. Sliney, Chairman
					bill@pacificsw.com
					805-492-6623

Simmons Energy Services Inc.		Walter Dawson, Chairman
                                        dawsonw@telusplanet.net
                                        403-264-7928